Titan Oil & Gas (OTCBB: TNGS) Acquires Interest in Five Producing Oil Wells

Date: March 30th, 2011

Titan Oil & Gas, Inc. (OTC.BB:TNGS) (“Titan” or “the Company”) is pleased to announce it has acquired an interest in five producing oil wells operated by Petrobakken Energy, a multi-billion dollar oil company based out of Calgary, Alberta.

The wells are located on 800 acres of land approximately 80 miles northwest of Edmonton in the Leaman area. Current gross production is approximately 60 barrels of oil a day and there is potential for another well to be drilled in the future.

“We are very pleased to have achieved our goal of becoming a producing oil company,” said Jarnail Dhaddey, President of Titan. “We are also very pleased to be associating with industry leaders and look forward to using these relationships to build Titan’s producing resource base and to enhance shareholder value in the coming months.”

Titan Oil & Gas, Inc. (OTC.BB:TNGS - News) is a producing US-based company aggressively exploring and acquiring land in key petroleum-producing regions of Alberta. Its projects are located in areas of excellent infrastructure and high drilling activity, and the company plans on using the most current and proven cost effective technologies to generate long-term reserves and production while maximizing shareholder value. For more information on Titan Oil & Gas, please visit http://www.titanoilinc.com.

Disclaimer

Titan Oil & Gas is a trademark of Titan Oil & Gas Inc. This announcement contains forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, risks related to petroleum exploration, limited access to operating capital, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Titan’s filings with the Securities and Exchange Commission which may be accessed through the SEC’s web site athttp://www.sec.gov